Exhibit 99.1

Blueknight Announces Third Quarter 2018 Results

OKLAHOMA CITY - October 31, 2018 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) reported its financial results today for the three and nine months ended September 30, 2018.

Highlights:

•
Net income of $2.4 million on total revenues of $133.2 million for the three months ended September 30, 2018, as compared to net income of $9.8 million on total revenues of $47.5 million for the same period in 2017.

•	Operating income of $6.7 million for the three months ended September 30, 2018, as compared to operating income of $12.2 million for the same period in 2017.

•
Adjusted earnings before interest, taxes, depreciation, amortization (“Adjusted EBITDA”) of $14.5 million for the three months ended September 30, 2018, as compared to $21.6 million for the same period in 2017.

•
Distributable cash flow of $9.0 million for the three months ended September 30, 2018, as compared to $16.6 million for the same period in 2017. Adjusted EBITDA and distributable cash flow, including a reconciliation of such measures to net income, are explained in the section of this release entitled “Non-GAAP Financial Measures.”

•
Net income, Adjusted EBITDA and distributable cash flow for the three and nine months ended September 30, 2017, and the nine months ended September 30, 2018, included gains of $1.1 million, $5.3 million and $2.2 million, respectively, related to the sale of our interest in the Advantage pipeline.

•	Distribution coverage ratio for the three months ended September 30, 2018, was 0.92.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018, to be filed with the SEC on November 1, 2018.

Comments from BKEP CEO Mark Hurley:

“Our third quarter represented a period of transition for Blueknight highlighted by the closing of the sale of assets to the General Partner, the restart of the second Oklahoma crude line, and the rebound of the crude oil storage and transportation markets. These developments are positioning us to meet the objectives we outlined in July to improve cash flow, increase distribution coverage, and reduce debt as part of our long-term growth plan. As a result, we expect to see gains in these areas over the remainder of 2018 and throughout 2019.

“After adjusting for the sale of the three terminals, our results from the asphalt segment were in line with expectations for the third quarter. As is typically the case, the third quarter is expected to be the peak earning quarter of the year for this segment. Year-to-date operating margin was flat compared to 2017 even with the sale of the three facilities and the majority of our customers either met or exceeded volume expectations. These solid results occurred in spite of the fact weather impacted our East Coast volumes with hurricanes and generally wet conditions. A reduction in state-funded construction spending impacted the Colorado market but the state has already announced an increase for 2019. We expect both markets to rebound in 2019, and we anticipate revenue growth across the terminal network.

“We are encouraged by the trends in our crude oil segments. Consistent with previous guidance, the third quarter represented the low revenue point for our crude oil terminalling services segment. However, the market has rebounded significantly in the last several weeks. As predicted by several industry analysts, Cushing inventories have now increased by approximately 10 million barrels over the last six weeks and the forward curve has moved from a backwardated to a contango structure. The prevailing view is that inventories will continue to increase at Cushing and remain relatively high for the foreseeable future, which should increase demand for storage. As a result of the improved market conditions, we secured new customer agreements for approximately 2.6 million barrels of storage becoming effective over the next two months. We now have contracts in place for 4.4 million barrels of storage as of January 1, 2019 and an agreement in principle with a counterparty for an additional 0.6 million barrels of storage that we expect to execute this month. This represents approximately 90% of our total storage capacity available for contracting. We continue to see increasing demand, and now anticipate being fully contracted in 2019.

“Our second Oklahoma crude pipeline resumed service in July as planned and volumes are increasing steadily. The expected expense and additional working capital required to put the line back in service is included in our third quarter results. I am pleased to report the reopened line has significantly increased our crude oil volumes.  We expect our total November pipeline volumes to reach 38,000 barrels per day which is more than double our volumes at the end of the second quarter.  For the first time in over a year, our crude oil pipeline services segment was cash flow positive in September.  The continued robust drilling activity in Oklahoma bodes well for this segment of our business, and we are optimistic the momentum will carry forward into the fourth quarter and throughout 2019.

“The high level of drilling activity in Oklahoma has also led to an increased demand for crude oil trucking services, and volumes increased steadily this year. We are confident the tighter supply and increased demand for trucking services will lead to improved margins in the fourth quarter of this year and in 2019. We expect our crude oil trucking services segment to return to positive cash flow during this period.

“In summary, we are very encouraged by the trends in our crude oil services segments. We think improved results in terminalling, pipeline, and trucking services could add approximately $10 million of EBITDA to our business in 2019. Together with another solid year expected in our asphalt terminalling services segment, we are optimistic that we can achieve our goals to increase EBITDA to the mid-$60 million range, improve distribution coverage to over 1.0x, and reduce the leverage ratio to approximately 4.0x by the end of 2019. The Cimarron Express Pipeline project, in the meantime, continues to proceed well - on-time and on-budget - and we are seeing interest from a number of producers. With the improved financial conditions, we will be well-positioned to acquire this asset from our general partner with no additional equity fundraising.”

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2017 and 2018 (in thousands except per-unit data):

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2018	2017	2018
	(unaudited)
Service revenue:
Third-party revenue	$30,635	$12,743	$87,443	$44,164
Related-party revenue	14,464	5,396	41,611	17,780
Lease revenue:
Third-party revenue	—	11,368	—	31,409
Related-party revenue	—	5,406	—	20,584
Product sales revenue:
Third-party revenue	2,375	97,763	8,637	146,892
Related-party revenue	—	482	—	482
Total revenue	47,474	133,158	137,691	261,311
Costs and expenses:
Operating expense	29,380	27,174	91,896	87,297
Cost of product sales from related party	—	44,106	—	67,853
Cost of product sales	1,675	50,815	6,483	73,493
General and administrative expense	4,093	4,322	13,000	13,029
Asset impairment expense	—	15	45	631
Total costs and expenses	35,148	126,432	111,424	242,303
Gain (loss) on sale of assets	(107)	(63)	(986)	300
Operating income	12,219	6,663	25,281	19,308
Other income (expense):
Equity earnings in unconsolidated affiliate	—	—	61	—
Gain on sale of unconsolidated affiliate	1,112	—	5,284	2,225
Interest expense	(3,500)	(4,090)	(10,795)	(12,683)
Income before income taxes	9,831	2,573	19,831	8,850
Provision for income taxes	60	165	147	215
Net income	$9,771	$2,408	$19,684	$8,635

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$312	$39	$777	$298
Preferred interest in net income	$6,279	$6,279	$18,837	$18,836
Net income (loss) available to limited partners	$3,180	$(3,910)	$70	$(10,499)

Basic and diluted net income (loss) per common unit	$0.08	$(0.09)	$—	$(0.25)

Weighted average common units outstanding - basic and diluted	38,189	40,380	38,164	40,331

The table below summarizes our financial results by segment operating margin, excluding depreciation and amortization, for the three and nine months ended September 30, 2017 and 2018 (in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2017	2018	2017	2018	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt terminalling services	$20,546	$17,625	$49,609	$49,621	$(2,921)	(14)%	$12	—%
Crude oil terminalling services	4,168	1,226	14,017	6,730	(2,942)	(71)%	(7,287)	(52)%
Crude oil pipeline services	(387)	(506)	(309)	(1,137)	(119)	(31)%	(828)	(268)%
Crude oil trucking services	(228)	(116)	(419)	(601)	112	49%	(182)	(43)%
Total operating margin, excluding depreciation and amortization	$24,099	$18,229	$62,898	$54,613	$(5,870)	(24)%	$(8,285)	(13)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, and fees related to the asset sale transaction. Distributable cash flow is defined as Adjusted EBITDA, minus cash paid for interest, cash paid for income taxes, maintenance capital expenditures, and fees related to the asset sale transaction. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three Months ended September 30,		Nine Months ended September 30,
	2017	2018	2017	2018
Net income	$9,771	$2,408	$19,684	$8,635
Interest expense	3,500	4,090	10,795	12,683
Income taxes	60	165	147	215
Depreciation and amortization	7,680	7,166	23,586	21,945
Non-cash equity-based compensation	607	684	1,734	1,819
Asset impairment charge	—	15	45	631
Fees related to asset sale transaction	—	—	—	555
Adjusted EBITDA	$21,618	$14,528	$55,991	$46,483
Cash paid for interest	(3,506)	(4,011)	(10,160)	(12,158)
Cash paid for income taxes	—	(1)	(171)	(145)
Maintenance capital expenditures, net of reimbursable expenditures	(1,554)	(1,536)	(6,075)	(5,371)
Fees related to asset sale transaction	—	—	—	(555)
Distributable cash flow	$16,558	$8,980	$39,585	$28,254

Distribution declared (1)	$12,311	$9,745	$36,913	$32,153
Distribution coverage ratio	1.34	0.92	1.07	0.88
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2017	2018	2017	2018	$	%	$	%
Total operating margin, excluding depreciation and amortization	$24,099	$18,229	$62,898	$54,613	$(5,870)	(24)%	$(8,285)	(13)%
Depreciation and amortization	(7,680)	(7,166)	(23,586)	(21,945)	514	7%	1,641	7%
General and administrative expense	(4,093)	(4,322)	(13,000)	(13,029)	(229)	(6)%	(29)	—%
Asset impairment expense	—	(15)	(45)	(631)	(15)	N/A	(586)	(1,302)%
Gain (loss) on sale of assets	(107)	(63)	(986)	300	44	41%	1,286	130%
Operating income	$12,219	$6,663	$25,281	$19,308	$(5,556)	(45)%	$(5,973)	(24)%

Investor Conference Call

The Partnership will discuss third quarter 2018 results during a conference call on Thursday, November 1, 2018, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-

looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;

•	6.9 million barrels of above-ground crude oil storage capacity, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	655 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	65 crude oil transportation vehicles deployed in Kansas, Oklahoma and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900